Exhibit 99.1

2012 4th Quarter and Full Year Earnings Webcast Presentation
January 24, 2013 1:00 P.M (EST)	- Prepared Remarks/Q&A Text

Scott V. Fainor; National Penn Bancshares, Inc.; President & CEO
Michael J. Hughes; National Penn Bancshares, Inc.; SEVP & CFO
Sandra L. Bodnyk; National Penn Bancshares, Inc.; SEVP & Chief Risk Officer

MANAGEMENT DISCUSSION SECTION
Operator: Good afternoon everyone, and welcome to the National Penn Bancshares Fourth Quarter and Full Year 2012 Earnings Conference Call and Webcast. Please note that this call is being recorded. All callers will be in a listen-only mode during the prepared remarks. At the end of the prepared remarks, there will be a live question-and-answer session with analysts.

This call and accompanying presentation slides located on the National Penn Investor Relations website at www.nationalpennbancshares.com will be archived following this call. A transcript of today's call and slides will also be furnished on SEC Form 8-K.

National Penn's earnings release was posted earlier today to National Penn's Investor Relations website and will also be furnished following this call to the SEC on Form 8-K.

This presentation may contain forward-looking information that is intended to be covered by the Safe Harbor provided by the Private Securities Litigation Reform Act of 1995. Please take a moment to review the Safe Harbor slide of the presentation.

It is now my pleasure to turn the conference over to National Penn's President and CEO, Scott Fainor. Please go ahead.

Scott V. Fainor, President & Chief Executive Officer

Thank you for joining our fourth quarter and full year 2012 earnings webcast conference call today. I am joined by Mike Hughes, our Chief Financial Officer, and Sandy Bodnyk, our Chief Risk Officer.

Slide number three in your presentation points out some of the highlights. I am very pleased to report another solid quarter of financial performance at National Penn. We delivered $0.17 per diluted share and a 1.19% return on assets (ROA) for the fourth quarter of 2012, and $0.66 per diluted share and a 1.17% return on assets for the full year 2012. We continue to be very proud of these financial results. We delivered a strong performance in 2012 and we're seeing positive momentum so far as we enter 2013.

Asset quality remains an outstanding story at National Penn and is continuing to move in an overall positive direction in all categories, as evidenced in our press release and in today's presentation. Our strong financial performance, coupled with the strength of our balance sheet, as we have discussed in previous quarters, has allowed us to return capital again to our shareholders.

National Penn paid a fourth quarter common stock dividend of $0.10 per share, and then announced in December, the acceleration of our first quarter 2013 $0.10 per share dividend, which was paid at the end of December 2012. We also completed our 7.5 million share repurchase in December 2012 under our authorized repurchase program announced April 2, 2012. Mike Hughes will be speaking about these capital management initiatives in the presentation momentarily.

We continue to have all National Penn team members focused on building more customer relationships utilizing the strength of our brand. Based on this focus, and the strength of our company, National Penn is pleased that, for the second year in a row, we were recognized as number 15 out of the 100 largest banks in the United States by Forbes 2013 Best Banks in America1 ranking. This number 15 ranking for National Penn is well ahead of many of our regional and national competitors and it's a source of pride here at our company. This is an excellent recognition of the results that we continue to deliver, and the strength and positive momentum of our company, as we move into 2013.

The corporate relocation plan we shared with all of you last quarter continues to move forward. We are on schedule with the building of our new corporate headquarters in Allentown, Pennsylvania, as well as our Greater Reading business center in Spring Township, Pennsylvania. All of this construction is taking place as we continue to show our long-term commitment to the Boyertown community.

While all this is going on, we continue with the renaming of all of our divisional banks to bring them together as “National Penn” in February of 2013. By bringing the divisions under one name, this will re-solidify not only the name, but the strong brand throughout all of the markets we do business in. All of this is being done in an ongoing effort to accomplish our vision of being the most highly regarded financial institution within the markets we serve.

I'm now going to turn the presentation over to Mike Hughes for more details on our fourth quarter and full-year financial performance. Mike?

Michael J. Hughes, Chief Financial Officer
Thank you, Scott.

As you think about 2012, we were able to maintain the net interest margin in a very low and unprecedented rate environment. We also had exceptional asset quality and it continued with a very strong fourth quarter. We took advantage of opportunities in the low rate environment, including interest rate swap income on behalf of our customers and mortgage banking. We had a continued focus on expense control, with expenses actually declining 5% year-over-year. And, we did all that while keeping the balance sheet well positioned for growth.

So, if you look at slide number four, you see we had ROA of 1.17% for the year and earnings per share grew by 17% to $0.66. We started the year with a $0.04 per share quarterly dividend and we ended the year at $0.10 per share.

On slide five, you can see the consistency of our earnings and that consistency of earnings is at a very high level. Since the second quarter of 2011, the ROA of the company has exceeded 100 basis points.

As you look at slide six, the net interest margin for the year was 3.50% versus 3.52% for the prior year. Net interest income declined modestly, about 2%, due to contraction in the size of the bank. If you look on the right hand side of the slide, you can see we were able to manage the margin in a relatively stable 3.50% range, which was consistent with our previous guidance for the year. We feel this is strong performance, considering the interest rate environment, compared to our peers.

On the deposit side, certificates of deposit to total deposits declined from about one-third* of deposits in 2010 to approximately a quarter of deposits this year. We grew non-interest bearing demand and savings deposits about 10% year-over-year.

*Amount corrected.

____________
1 Forbes December 2012 “America's Best and Worst Banks.”

Looking at slide seven, as we look forward to 2013, our goal is to maintain the margin in that 3.50% range, but that will require two strategic alternatives to offset anticipated compression. First, we will continue to restructure the $400 million of Federal Home Loan Bank advances that we had addressed in the August timeframe of 2012. This will result in a first quarter 2013 charge of about $0.29 per share and we anticipate that the tangible book value dilution payback is about four years. As you recall, we previously paid the prepayment penalty. We will modify our wholesale borrowings and expense that previously paid prepayment penalty.

On slide eight, the other initiative is redemption of the retail trust preferred. We have received regulatory approval. It requires a 30-day notice period to redeem. We anticipate that will be done in the first quarter of this year. We have a call at par, and you'll recall that they are marked to market, so we will have a modest gain in the quarter as it relates to the redemption.

On slide nine, looking at loan growth, our guidance for the year was low single-digit loan growth on the commercial side, which we accomplished. On the commercial side, our classified loans declined by $35 million quarter-over-quarter and that decrease was primarily a result of payments. There were some upgrades and downgrades which offset, but that $35 million reduction in classifieds was related to payments of those classified credits.

Also, on the bottom of the stack, you can see that mortgages declined slightly. We sold the majority of our production in the quarter and had a little uptick in prepayment speeds. We are focused on loan growth, as Scott mentioned, for 2013.

On slide 10, a snapshot of asset quality. Classified loans declined 45% over the last two years, 29% over the last year, and 12% in the fourth quarter. If you look at the right hand side of the slide, net charge-offs were 46 basis points versus 74 basis points in the prior year. We've talked before about our philosophy switching from “the first loss is our best loss” to working these credits out over a longer period of time.

On the bottom left hand side of the slide, non-performing loans were down 20% year-over-year off of a low base to begin with. In the fourth quarter of 2012 our Other Real Estate Owned (OREO) declined from $7.7 million to $3 million as we disposed of our largest OREO property during the quarter.

If you look at slides 11 and 12, our non-performing loans to loans ratio is among the lowest of the peer group. On slide 12, our loan loss reserve coverage ratio relative to the peer group is the highest.

As we look at Other Income on slide 13, you can see compression in the banking service charge line primarily due to a decline in overdraft income. That is a result of changing customer behavior, but also the impact of some regulatory changes. On the wealth business side, we had a pretty strong year with wealth up about 4%. On the asset management side, we had very strong performance in the underlying assets. On the revenue side we saw a little bit of that offset by a decline in our brokerage business due to broker turnover. Mortgage banking benefited in the year from refinance activity, which is about two-thirds of our production. At the top of the stack, you can see that customer swap income increased about $3 million year-over-year. We think that is a “win-win” both for our customers to secure a low rate and for us from an ALCO (asset-liability) management position.

On slide 14, if you slide your eye across the middle of that slide, you can see that the operating expenses were in that $52 million to $53 million range quarter-over-quarter and down year-over-year. Our goal for 2013 is to keep expenses relatively flat.

On slide 15, this is an interesting slide when you take a longer-term view of National Penn and the culture here as it relates to controlling operating expenses. You can see that over the last three years the compound growth rate is actually a negative 1%. So, expenses have been down year-over-year for the last three years. In 2012, our efficiency ratio improved to 57%.

Scott mentioned some of our capital management initiatives. This slide 16 is a comparative view of where we started the year and where we ended the year. You can see we are still arguably over-capitalized with the ratios we have, despite the initiatives that we have taken.

On slide 17, you can see the strong earnings of the Company. The $99 million in after-tax income primarily funded what we did as it relates to the share repurchase and the consecutive increases in the dividend.
On slide 18, we are not opining on our excess capital position, but we simply took well-capitalized and added 250 basis points on a comparative basis. You can see from the beginning to the end of the year, despite the capital management initiatives, the over-capitalized position stays relatively comparable.

Lastly, on slide 19, we take a look at the share repurchase. A total of 7.5 million approved, 5 million shares repurchased in the quarter, at a weighted price for the whole plan of about $9 a share. Despite that we modestly increased tangible book value over the year.

With that, I'll turn it back to Scott.

Scott V. Fainor, President & Chief Executive Officer

Mike, thank you. In summary, slide 20 lists our strategic objectives that we are focused on in 2013 to continue to build long-term shareholder value. As we continue to execute on each of these objectives, you can look back at the strong financial performance in 2012 and how we have evidenced the execution of our plan and how we are going to stay with our positive momentum as we continue to address these items in 2013.

We remain very excited about the markets in which we do business in Eastern and Central Pennsylvania. We are sensing that there is some positive momentum beginning as we talk with customers and as we continue to close business in our pipelines across all of our business lines. We are seeing it through current and prospective customers within these markets and in the contiguous county area.

The positive feedback and the recognition that we are receiving on our strong financial performance in 2012, coupled with the Forbes recognition of being ranked number 15 of the best banks in the country and well ahead of regional and national competitors - all of this tied together with our National Penn brand reputation and the corporate relocation process that is taking place - is definitely helping us to gain more and more traction throughout the early parts of this year, and we believe it will continue in 2013.

National Penn will continue with a laser focus on revenue growth during this extended low interest rate environment. We will continue to focus on the margin, the expense management culture that we have here at our Company, and further asset quality improvement. While we are doing all of that, our teams continue to ramp up cross-selling across all of our business lines, which includes wealth management, insurance and other fee areas, to generate increased levels of quality fee income with our current customers and new customers. We are going to continue to look for lift in these areas.

This focus, our consistent financial performance as evidenced on today's call, and the strength of our balance sheet, has and will continue to allow us to provide solid returns of capital to our shareholders. National Penn remains very well positioned to enhance and continue to build long-term shareholder value.

I want to thank all of you for joining this call today. The excitement continues at National Penn. I'm now going to open the call for any questions that you may have.

QUESTION AND ANSWER SECTION
Operator: [Operator Instructions] We'll go first to the site of Bob Ramsey with FBR. Please go ahead.

Q: Bob Ramsey: I was just hoping you could help me a little bit more thinking about the trajectory of your net interest margin over 2013. I know you highlighted some of the balance sheet restructuring items that you've done. So, you all are expecting about a 15 basis point benefit from the borrowings and 6 [basis points] from the TRUPs (retail trust preferred securities)?

A: Michael J. Hughes: We are, Bob. When we look at the margin, and you can look back at that one slide on a quarterly basis, we have been in that 3.40% to 3.50% range. With the anticipated compression, the restructuring we talked about and the redemption of the TRUPs - and some of those numbers are on an annualized basis - we are not going to get them all in 2013. We believe the margin is relatively flat in that 3.50% range.

Q: Bob Ramsey: Okay. But does it end up - do you all take a step up in the first quarter from some of those restructuring actions and then drift back down and then end up at 3.50%-ish for the year, or how should I think about the trajectory?

A: Michael J. Hughes: It's 3.50%-ish for the year and in a relatively tight band.

Q: Bob Ramsey: Okay. That's helpful. And then in terms of loan growth, I was a little bit disappointed that you all didn't have stronger loan growth this quarter. We've seen a lot of banks out there talk about seeing some increase in consumer loan demand out there. I think you all did mention that you're beginning to see some positive momentum from customers. I'm just kind of curious what thoughts you may have on what you're hearing from your customers in terms of loan demand. Are they more willing to borrow? And were there any unusual movements that affected loan demand this quarter for you?

A: Scott V. Fainor: I am seeing several things. First of all, in the fourth quarter of 2012, we started a small business campaign that was in our expense run rate for 2012. This brought together our retail and small business bankers and our commercial teams, as well as our fee income businesses with a goal to build pipelines. We accomplished that. This is going to continue to create momentum in 2013 in our small business segment.

The second piece of it is that the pipelines are not remaining flat, they're actually growing. So when we look back on 2012, from our perspective we had loan growth that was within the expectations we shared with all of you. But it's hard to get stronger loan growth when you continue to have just fantastic asset quality metrics moving in the opposite direction. So, when asset quality moves in that direction, it starts to reduce loan balances. We then replace it with better quality loan growth. When we look then at the increase in our pipeline volume, it gives us positive momentum as we start 2013.

I'll just give you one other view. Since January we have received more calls from current customers and prospective customers in the commercial segment about them now wanting to start deploying their cash balances, along with bank financing, into new projects, acquisitions of their own, and further capital investment. That, to me, is more positive than where we were a year ago. Mike?

A: Michael J. Hughes: Those two points are well-taken. The improvement in asset quality and the fact that, although we had upgrades and downgrades, the improvement was primarily due to payments on those classified loans. The other thing is that we had a large commercial credit of about $35 million that we knew was going to be refinanced out with a bond activity.

So, when you look at the quarter, the improvement in asset quality and a $35 million loan that goes to a bond, obviously financed in the public markets, it was a pretty strong quarter for us.

Q: Bob Ramsey: That's all very helpful. I'm curious; you mentioned since January that you are getting more and more calls from customers that are looking to undertake new projects. Do you have any sense of what's driving that? Is any of that Sandy [storm]-related? And my understanding is that there has been some uptick in manufacturing activity in Pennsylvania related to needs surrounding the Sandy storm. Is it broader than that, or what's sort of driving some of that demand?

A: Scott V. Fainor: Our banking teams have given me feedback that it is not Sandy-related in the markets we serve. It's more that these commercial and middle market type C&I customers have built so much cash on their balance sheets that now they're trying to take advantage of where they might see some opportunity for growth, to be able to couple cash and some financing, and then be able to deploy it in a very effective and efficient manner. It could be related to them being through year-end, some of that uncertainty is gone, and there was a pullback in the fourth quarter.

I believe it's because there are good fundamentals in our customers' financial statements and now they need to start doing certain things with their cash. They have financing ability and we are right there for them.

A: Sandra Bodnyk: Bob, there are also customers that had deferred maintenance and there is only so long that can go on. I think that is kicking in, in some cases.

Bob Ramsey : Okay, great. Thank you all very much.

Operator: And we'll move next to the site of Christopher Marinac with FIG Partners. Please go ahead.

Q: Chris Marinac : I was just curious about looking at possible loan growth being better underneath the surface than we see just because of pay downs and is that something that either seasonally may happen more this time of the year? Scott or Mike, just how do you think about that?

A: Scott V. Fainor: I think there is some. There is always some seasonality in borrowings as you come out of the holidays in our consumer businesses. But, we are still cautious on loan growth. I'm not going to say that we are ready to quote forward-looking guidance. There is still the extension of low interest rates; there is still some uncertainty.

But, we have not seen pipelines remaining flat and we have seen better fundamental financial performance from our small business, our commercial and our middle market customers. I do believe they are going to have to deploy their cash, just like any other business would. They have got to do it prudently, but many of them are now speaking about it.

I also believe that from National Penn's perspective, when there is as much calling effort as we are doing with all of our lines of business, they are going to know that they have a bank supporting them if they want to move forward with some type of special or unique project. I think that is what they are investigating now. That's a bit of encouragement.

Q: Chris W. Marinac: Scott, I have a follow-up question just about the trust business. Your assets under administration or management have kind of slowly been building last year. Is that an area of even more intense focus or expectation of growth?

A: Michael J. Hughes: I certainly think that is an area of focus. We have a great track record as it relates to investment performance in the asset management business. We have done some restructuring internally and have put a new individual in charge. That certainly is a focus and I think over the long-term there is the ability to grow that business.

Q: Chris W. Marinac: Okay. And then just one last one - I may have missed it if you mentioned it earlier. Is the buyback up for renewal, or what have you decided on that since it was completed?

A: Michael J. Hughes: We completed the first common stock buyback and we are going to redeem the trust preferreds in the first quarter [of 2013]. As capital management continues, depending upon what happens with M&A (mergers and acquisition) activity and other things, we will evaluate a further repurchase program in the future.

Q: Chris W. Marinac: Okay. Very well, guys. Thanks very much.

Operator: We'll go next to the site of Damon DelMonte with KBW. Please go ahead.

Q: Damon P. DelMonte: I thought maybe we could start with provision expense, another solid quarter of improving credit trends. Can you maybe frame out how we should think about the provision going forward?

A: Michael J. Hughes: As we have said, the leading indicators of that are net charge-offs, loan growth and the level of classified assets. We have seen improvements, certainly in net charge-offs and in classified assets, and you have seen that the provision has been relatively modest. We will look at it on a quarter-to-quarter basis. We have used the term before that it's pretty “formulaic”, and it is. If asset quality trends continue, you got a pretty low provision now, and we would anticipate and hope that is where it is in a range.

Q: Damon P. DelMonte: Okay. I mean, if you look at your reserves - it's north of 2% still, 2.12%. That's pretty high for somebody with the quality of assets you have on your balance sheet. I mean how should we think about reserve release going forward? What's the long-term target for your loan loss reserve ratio?

A: Michael J. Hughes: We are appreciative that the investment community may look at that metric of loan loss reserve and coverage of non-performing loans. I can assure you, as you would suspect, it is a lot more detailed than that. We are looking at historic loss factors, many environmental factors and general economic conditions.

As a proxy of reserves to non-performing loans, we are on the high side. We are comfortable and think the reserve is adequate. If you look at what we have done with the reserve in 2012, we have released it from $125 million to $110 million. So, as asset quality trends got better we did release reserve, and it is directionally indicative of what we hope with that.

Q: Damon P. DelMonte: Okay. And then you guys accelerated your first quarter [2013] dividend payment into the last year, correct?

A: Michael J. Hughes: Correct.

Q: Damon P. DelMonte: So what happens in the first quarter [of 2013]? Would you just not pay a dividend in the first quarter and then you go back to paying it in the second quarter or...

A: Michael J. Hughes: That is correct.

Q: Damon P. DelMonte: Okay. One other question on the tax rate. Any guidance on that for the next year?

A: Michael J. Hughes: The tax rate this year, with the permanent differences, was in the mid-20s[%]. From a recurring basis, we think it's in the mid-20s[%]. Considering the restructuring charge, on a reported basis, probably in the mid-teens.

Q: Damon P. DelMonte: Okay, great. Thank you very much.

Operator: And we'll go next to the site of Mac Hodgson with SunTrust Robinson & Humphrey. Please, go ahead.

Q: Mac M. Hodgson: Just a couple of questions, Mike. What's the cash level at the holding company, I'm just curious how much? I know there's tons of excess capital at the bank level, just curious how much you have at the holding company.

A: Michael J. Hughes: It's in that $150 million range.

Q: Mac M. Hodgson: Okay. $150 million range.

A: Michael J. Hughes: The other thing I would say, Mac, about cash at the holding company, is that we have made a conscious effort to take dividends out of the bank up [to the holding company]. But, you should also know that our double leverage ratio is less than one, so we have capacity at the holding company to manage capital, not just through dividend up, but certainly have borrowing capacity up there.

Q: Mac M. Hodgson: Okay, great. And on your margin outlook, I'm not quite sure I understand why there wouldn't be a 21 basis point step up in the NIM (net interest margin) once you have a full quarter's impact of the FHLB and trust-preferred actions? It just seems like there'd be more of a lift to the margin, I think, than guidance. I'm just kind of curious if you can elaborate.

A: Michael J. Hughes: In the first quarter [of 2013], by the time we get to the option date on the restructuring of the Federal Home Loans, which is March 5, you don't get much of a benefit in the quarter. And, by the time you redeem the trust preferreds with a 30-day notice and so forth, you are probably near the end of the quarter. So, in the first quarter, you don't see a lot of impact from either one of those.

As we move through the second, third and fourth quarter, we, like every other bank, anticipate some core margin compression, if that's 5 basis points a quarter. I appreciate that “top of the house” math may say you start higher and go lower. When we look at and forecast this, we believe it is in a relatively tight 3.50% range.

Q: Mac M. Hodgson: Okay. And then, Scott, I don't know if you commented earlier or not on M&A, just curious to get your latest views on M&A activity.

A: Scott V. Fainor: We are still focused on M&A. It is part of our capital management strategy for deploying our capital in an effective and efficient manner. We are still looking within the markets that we serve and contiguous counties. We are still looking at banks that are greater than $500 million in assets, but more in that $1 billion to $2.5 billion size. A little bit larger moves the numbers for us better, as you would assume.

Every quarter there continues to be more dialogue and more conversation, but you haven't seen much take place in Pennsylvania or the surrounding areas. We will just continue to show the strength of National Penn, the strength of our currency, and the strength of our fundamentals. We still believe we can be an “acquirer of choice” within these markets we serve. So, the dialogue has picked up, but we are going to have to be disciplined and will continue to watch how 2013 unfolds.

Q: Mac M. Hodgson: Okay. Great. Thanks.

Operator: [Operator Instructions] We'll go next to the site of Matthew Kelley with Sterne Agee. Please go ahead.

Q: Matt Kelley: I was wondering if you can just talk about the mortgage banking business and the insurance business and what you're seeing for growth there in the year ahead.

A: Michael J. Hughes: The mortgage banking business for us is a relatively small business for a company of our size, so that is the good and the bad of it. We have probably added five to seven producers over the year. Two-thirds of our mortgage business is based upon refinance activity. So, if rates stay low - you saw in 2011 our gain on sale was about $5 million and in 2012, $7.5 million - depending upon what happens with refinance activity, we think it is in that range and we are hopeful it's closer to what it was in 2012 than what it was in 2011.

As it relates to the insurance business, there is a lot of noise around the insurance business. We have a business that is divided between healthcare and property and casualty. The property and casualty business is a soft market, getting a little bit harder, but as premiums are soft or decline, it impacts our commission income. With the healthcare side, it's healthcare reform and where that plays out long-term. I think that is an opportunity for us. Short-term, I think we see some tough going on the revenue side. So, on the insurance side, relatively flat to modest growth.

Matt Kelley: Okay. All right, thank you.

Operator: We'll go next to the site of Frank Schiraldi with Sandler O'Neill. Please go ahead.

Q: Frank Schiraldi: Most of the questions have been answered. Just a couple, first, on expenses. In 2013, Mike, I think you had said in your guidance that you're hoping to keep the expenses flat or flattish year-over-year. I'm just wondering if you could remind us, does that potentially include any sort of cost cutting program or consolidation or is that just basically watching expense builds carefully?

A: Michael J. Hughes: We always have some kind of cost-cutting initiative here. We are having a reduction in force and it's modest. I think in the fourth quarter we were down 20 FTEs (full-time equivalents) and 10 were due to the elimination of positions. So, there is nothing that I would say we look at that we would take a restructuring charge to get there of a magnitude. It is a continued focus and we are always on it.

When you look at keeping expenses flat, with what's going on in healthcare and some of these other outside environmental factors including the regulatory environment, it will be a challenge, but you have seen what we have done over the last three years and we are focused.

Q: Frank Schiraldi: Okay. Switching gears over to M&A, which was touched on briefly, I just wanted your thoughts as you hit that $10 billion mark in assets. Obviously there's some change to expenses and revenues, including being subject to Durbin. So, just wondered how you think about hitting that $10 billion mark and if that may keep you, when you're looking at potential targets, to the lower end in terms of size.

A: Scott V. Fainor: In previous quarters we have been asked this question and the way we focus on it is, we are not afraid of going over $10 billion in assets. As we look at our M&A strategy, if we were to acquire a bank that ended up getting us slightly over $10 billion, as we merged together and looked at expense reduction, we would tend to have that integration process bring us below $10 billion. So, we are either going to go well over $10 billion through M&A, or we are going to be able to merge a bank or two or three in a way that's going to keep us below the $10 billion. We are going to manage the process accordingly.

Q: Frank Schiraldi: Got you. Okay. All right. Thank you.

Operator: And we'll move next to the site of Blair Brantley with BB&T Capital. Please go ahead.

Q: Blair C. Brantley: I just had a follow-up on M&A. Where does fee income M&A fit into the picture?

A: Michael J. Hughes: Fee income, as we have talked about before, would be an avenue we would like to pursue. When you get to the fee income side, you need a business that is big enough and more institutionalized than a couple individuals that are primarily responsible for the revenue. We are certainly looking at M&A on that side. I would say the targets are fewer, but it's something that if we had the opportunity, either on the wealth or the insurance side, we would certainly take a hard look at.

Q: Blair C. Brantley: Anything on the mortgage side, given the relative size?

A: Michael J. Hughes: That would be opportunistic. The question becomes whether we are late in the game for acquiring. It would also depend on what it was. Certainly, something that had mortgage servicing rights hung up on their balance sheet you would take a little look askance at, as opposed to a mortgage broker operation.

Q: Blair C. Brantley: Okay. And then also where do talent lift-outs fit into this picture too? Are you seeing much activity there in terms of people trying to come over to your company?

A: Scott V. Fainor: National Penn, through the resumes we are receiving and our Human Resources (HR) area, has become an “employer of choice” and I don't say that lightly. I take a look at the level of activity in our HR department and I take a look at the fact that over the last two years we have brought talent in from larger banking institutions - Wells Fargo, Sovereign, and other banks. We have worked with a lot of these people in the past.

These bankers have come into our Company and they understand the credit culture because they've come out of larger banking. At the same time, they understand our being able to make decisions within the market and get things done with a sense of urgency. So, it has been a good blend and there will be more of it. We will tend to look within the markets we serve, but we are going to be very selective around that process as well.

Blair C. Brantley: Okay, thank you very much.

Operator: And it appears that we have no further questions in the queue at this time. I will hand the call back to Mr. Fainor for any closing remarks.

Scott V. Fainor, President & Chief Executive Officer

We want to thank everyone for joining our fourth quarter and the full year 2012 webcast conference call and thank you for all your questions. We look forward to speaking with you in the first quarter of 2013 and thank you for your time. Have a great week and a great weekend.

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